Free-Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No.333-134553

YEELDS (Yield-Enhanced Equity-Linked Debt Securities)

Final Terms and Conditions as of February 27, 2008

Global Convertibles Products

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006 the prospectus supplement dated May 30, 2006, the YEELDS prospectus supplement dated January 9, 2008 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in this offering. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplements and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

General Issue Terms

	Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)*

	Issue Type:	Registered medium term notes (equity-linked)

	Securities Offered:	YEELDS (Yield-Enhanced Equity-Linked Debt Securities) with payment at maturity linked to the performance of the Underlying Stock

	Currency:	USD

	Maturity:	March 6, 2009 (1 year and 1 day after the Issue Date)

	Number of Securities:	403,100 YEELDS

	Principal Amount:	$143.8737 per YEELDS, and in the aggregate, $57,995,488.47

	Denominations:	$143.8737 and integral multiples thereof

	Issue Price:	100%

Dates

	Trade Date:	February 27, 2008

	Issue Date:	March 5, 2008 (the 5th business day following the Trade Date)

	Stated Maturity Date:	March 6, 2009 (1 year and 1 day after the Issue Date), subject to postponement as described under “Valuation Date”.

	Valuation Date:	February 27, 2009 (the 5th business day prior to the Stated Maturity Date). The Valuation Date is subject to postponement as described under “Postponement of the Valuation Date because of a market disruption event”. In the event of any such postponement, the Stated Maturity Date will be postponed by a number of days equal to the number of days that the Valuation Date is postponed.

Coupons

	Special Coupon:	25.20%, payable on the Special Coupon Payment Date

	Monthly Coupon Rate:	2.80% per annum, calculated on a 30/360 day count basis payable on each Monthly Coupon Payment Date.

*Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

	Monthly Coupon Payment Date:	Monthly, on the 6th calendar day of each month, beginning April 6, 2008 (long first coupon)

Global Convertibles Products	Special Coupon Payment Date:	March 11, 2008
	Special Coupon Record Date:	5 calendar days prior to the Special Coupon Payment Date
	Monthly Coupon Record Date:	15 calendar days prior to each Monthly Coupon Payment Date

Payment at Maturity

	Underlying Stock:	The common stock of Transocean Inc (“RIG”)

	Equity Cap Price:	$143.8737, or 100% of the Initial Value

	Initial Value:	$143.8737 (which is the average execution price per share for the Underlying Stock that an affiliate of the Issuer will pay to hedge the Issuer’s obligations under the YEELDS).

	Maturity Payment Options:	On the Stated Maturity Date, the Issuer will pay either in cash the “Cash Settlement Amount” or, if the note holder has so elected, in shares of the Underlying Stock the “Stock Settlement Amount”, plus in either case, any accrued but unpaid interest payments. If the note holder elects to settle in shares, the Trustee must be notified by the note holder by written notice no later than the Valuation Date.

	Cash Settlement Amount:	For each YEELDS, the Issuer will pay you the lesser of the following amounts:

(i) the Alternative Redemption Amount, and

(ii) the Equity Cap Price

	Alternative Redemption Amount:	The Adjusted Closing Price of the Underlying Stock on the Valuation Date multiplied by the Multiplier then in effect.

	Adjusted Closing Price:	The Adjusted Closing Price of the Underlying Stock on any trading day is the sum of:

(i) the Closing Price of the Underlying Stock on such trading day, and

(ii) the Dividend Adjustment Amount as of such trading day

	Stock Settlement Amount:	For each YEELDS, a number of shares of the Underlying Stock having a value on the Valuation Date equal to the Cash Settlement Amount.

If the calculations above result in residual fractional shares, such residual fractional shares will be paid in cash calculated as the residual fractional number of shares multiplied by the Closing Price on the Valuation Date.

	Initial Multiplier:	The Multiplier will initially be 0.751880, subject to adjustment as described in the YEELDS prospectus supplement in “Adjustments to multipliers and to securities included in the calculation of the settlement value.”

	Closing Price:	The official closing price of the Underlying Stock on its Quotation Exchange.

Dividend Adjustment Details

	Dividend Adjustment Amount:	The Dividend Adjustment Amount as of any scheduled trading day will be calculated as the difference between the Actual Aggregate Dividend and the Expected Aggregate Dividend, in each case as of such scheduled trading day, which difference may be positive or zero.

Global Convertibles Products	Expected Aggregate Dividend:	Means zero.
	Actual Aggregate Dividend:	With respect to any scheduled trading day, the Actual Aggregate Dividend shall be calculated as follows:

•     If ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be the sum of cash dividends declared per share of the Underlying Stock on all such ex-dividend dates;

• If no ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be zero.

Postponement of the Valuation Date because of a market disruption event:

If a market disruption event occurs on the scheduled Valuation Date, as set forth in this document, the Valuation Date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed to be the Valuation Date and (b) the Calculation Agent shall determine the Closing Price of the Underlying Stock for that eighth scheduled trading day, based upon its good faith estimate of the Closing Price on such day.

Other Information

	Listing:	None

	ACT Eligibility:	YES

	Business Days:	New York

	Quotation Exchange:	For the Underlying Stock: New York Stock Exchange

For the YEELDS: None

	Calculation Agent:	Lehman Brothers Inc.

	Trustee:	Citibank N.A.

	Adjustments:	Detailed provisions specifying the adjustments to be made to the terms and conditions of the YEELDS upon the occurrence of a market disruption event or an adjustment event in relation to the Underlying Stock shall be contained in the prospectus supplement (including any applicable pricing supplement) relating to the YEELDS. All purchases of YEELDS are deemed to be subject to the terms thereof.

	CUSIP Number:	52522L822

	ISIN Number:	US52522L8220

	Clearing:	DTC